STIFEL FINANCIAL CORP.
Form 8-K Dated September 16, 2005
Exhibit 99.1: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact:
James M. Zemlyak
Chief Financial Officer
(314) 342-2228

FOR IMMEDIATE RELEASE

STIFEL FINANCIAL CORP. CLARIFIES CERTAIN POTENTIAL NONCASH CHARGES RELATED TO LM CAPITAL MARKETS TRANSACTION

ST. LOUIS, September 16, 2005, - As previously announced, Stifel Financial Corp. (NYSE: "SF") has entered into an agreement with Citigroup Inc. to acquire substantially all of the Legg Mason capital markets business ("LM Capital Markets"). The LM Capital Markets business is part of Legg Mason Wood Walker, Inc., which Citigroup recently agreed to acquire from Legg Mason, Inc. The LM Capital Markets business to be acquired by Stifel includes the Investment Banking, Equity and Fixed Income Research, Equity Sales and Trading, Structured Finance, and Taxable Fixed Income Sales and Trading Departments of Legg Mason. The consummation of the transaction is subject to the satisfaction of certain specified conditions including approval by relevant regulatory authorities.

Stifel anticipates issuing, in the aggregate, up to 1,060,000 shares of Stifel stock to key associates of LM Capital Markets in a private placement expected to close simultaneously with the transaction (the "Private Placement"). The purchase price for the common stock to be issued in the Private Placement will be $25.00 per share, which price was agreed upon with the key associates at the time of the negotiation of the transaction. In addition, Stifel anticipates issuing approximately 530,000 restricted stock units as a match for LM personnel who purchase shares in the Private Placement. Stifel also anticipates issuing approximately 1,370,000 restricted stock units to key associates of LM Capital Markets.

In its investor presentation, Stifel noted there will be various operations and integration charges associated with the transaction, which may be significant. If the market price of the common stock is higher than the $25.00 per share purchase price in the Private Placement, these charges will include a noncash compensation charge equal to the aggregate amount of the difference between the market price at closing and $25.00 for all shares issued. In addition, the amount of annual noncash compensation charges related to the restricted stock units shown in the investor presentation were based on an estimated $25.00 per share stock price. The ultimate amount of annual noncash charges will depend on the stock price at the closing and concurrent issuance of the restricted stock units. As of September 16, 2005, the closing price of Stifel's common stock on the New York Stock Exchange was $34.00.

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions. The ultimate structure of any transaction ultimately consummated by Stifel and Citigroup pertaining to the LM Capital Markets business could vary materially from that outlined herein. Stifel disclaims any intent or obligation to update these forward-looking statements.

The LM Capital Markets business is part of Legg Mason Wood Walker, Inc., which Citigroup recently agreed to acquire from Legg Mason, Inc. The LM Capital Markets business to be acquired by Stifel includes the Investment Banking, Equity and Fixed Income Research, Equity Sales and Trading, Structured Finance, and Taxable Fixed Income Sales and Trading Departments of Legg Mason. This division has nearly 500 associates in 22 offices in the United States and Europe. The LM Capital Markets business to be acquired by Stifel excludes the Howard Weil Financial Corporation and its subsidiaries and the municipal finance related segments of the LM Capital Markets business. To learn more about LM Capital Markets, please visit Legg Mason's website at www.leggmason.com and visit the capital markets section.

Stifel Financial Corp. is the parent company of Stifel, Nicolaus & Company, Incorporated, a regional, full-service brokerage and investment banking firm founded in 1890 and headquartered in St. Louis, Missouri, which operates 91 offices in 17 states, mostly in the central United States. A full range of investments, including stocks, corporate and municipal bonds, mutual funds, annuities, insurance, options, and managed assets accounts are available through the firm. Stifel Financial Corp. is listed on the New York Stock Exchange under the symbol "SF." To learn more about Stifel, please visit the company's web site at www.stifel.com.

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